Exhibit 13

F I N A N C I A L   S T A T E M E N T S   A N D

S U P P L E M E N T A L   S C H E D U L E

U.S. Bank 401(k) Savings Plan

Years Ended December 31, 2014 and 2013

With Report of Independent Registered Public Accounting Firm

U.S. Bank 401(k) Savings Plan

Financial Statements and Supplemental Schedule

Years Ended December 31, 2014 and 2013

Report of Independent Registered Public Accounting Firm

The Benefits Administration Committee

U.S. Bancorp

Participants of U.S. Bank 401(k) Savings Plan

We have audited the accompanying statements of net assets available for benefits of the U.S. Bank 401(k) Savings Plan as of December 31, 2014 and 2013, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Plan’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the U.S. Bank 401(k) Savings Plan at December 31, 2014 and 2013, and the changes in its net assets available for benefits for the years then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying supplemental schedule of assets (held at end of year) as of December 31, 2014, has been subjected to audit procedures performed in conjunction with the audit of U.S. Bank 401(k) Savings Plan’s financial statements. The information in the supplemental schedule is the responsibility of the Plan’s management. Our audit procedures included determining whether the information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedule. In forming our opinion on the information, we evaluated whether such information, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the information is fairly stated, in all material respects, in relation to the financial statements as a whole.

Minneapolis, Minnesota	/s/ Ernst & Young LLP
June 24, 2015

U.S. Bank 401(k) Savings Plan

Statement of Net Assets Available for Benefits

	December 31,
	2014	2013
Assets
Investments, at fair value	$5,024,337,327	$4,647,341,633
Accrued income	7,412,887	7,709,650
Employer contribution receivable	122,676,096	119,739,632
Receivable for securities sold but not yet settled	1,145,901	984,875
Notes receivable from participants	113,339,935	103,189,960

Total assets	5,268,912,146	4,878,965,750

Liabilities
Accrued expenses	701,774	561,564
Payable for securities purchased but not yet settled	652,400	1,505,095

Total liabilities	1,354,174	2,066,659

Net assets available for benefits, at fair value	5,267,557,972	4,876,899,091
Adjustment from fair value to contract value for fully benefit-responsive investment contracts	(4,588,189)	(448,754)

Net assets available for benefits	$5,262,969,783	$4,876,450,337

See Notes to Financial Statements.

U.S. Bank 401(k) Savings Plan

Statement of Changes in Net Assets Available for Benefits

	Year Ended December 31,
	2014	2013
Additions
Investment income:
Net appreciation in fair value of investments	$329,427,363	$813,219,188
Interest and dividend income	61,405,801	58,550,833

	390,833,164	871,770,021
Interest income on notes receivable from participants	4,622,094	4,068,833

Contributions:
Participants	279,462,376	266,885,636
Employer	122,675,804	119,745,056

	402,138,180	386,630,692

Transfer from plan of acquired company	—	13,113,086

Total additions	797,593,438	1,275,582,632

Deductions
Benefits paid to participants and transfers out	404,738,021	357,659,556
Administrative expenses	6,335,971	5,826,021

Total deductions	411,073,992	363,485,577

Net increase	386,519,446	912,097,055

Net assets available for benefits at beginning of year	4,876,450,337	3,964,353,282

Net assets available for benefits at end of year	$5,262,969,783	$4,876,450,337

See Notes to Financial Statements.

U.S. Bank 401(k) Savings Plan

Notes to Financial Statements

December 31, 2014

1. Description of the Plan

The following description of the U.S. Bank 401(k) Savings Plan (the Plan) provides only general information. Participants should refer to the Plan’s Summary Plan Description (the “SPD”) for a more complete description of the Plan’s provisions. The SPD can be reviewed by visiting the U.S. Bank Retirement Program website at www.yourbenefitsresources.com/usbank.

Administration and Participation

The Plan is a defined contribution retirement plan covering substantially all employees of U.S. Bancorp (Plan Sponsor) and its subsidiaries (the Company). Employees are eligible to participate in the Plan on their hire date so long as they are a regular, permanent employee working in an eligible position. Eligible employees are automatically enrolled in the Plan with a before-tax salary deferral of 2% of eligible compensation, unless the employee elects otherwise.

Each participant’s account is credited with applicable participant contributions, rollovers, employer contributions, and an allocation of the earnings (losses) of the investment funds in which the participant has elected to invest. Earnings (losses) allocations are based upon the participant account balance, as defined in the plan document. In addition, applicable participant distributions and loans as well as an allocation of administrative expenses are charged to each participant’s account. Participants may invest their account balance in one or more of a variety of investment funds and are immediately 100% vested in their entire account balance.

The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Internal Revenue Code (the Code).

Contributions

Prior to August 16, 2013, the Plan permitted only before-tax elective contributions up to a maximum of 75% of a participant’s eligible compensation, up to the Internal Revenue Service (“IRS”) limit. Effective August 16, 2013, plan participants have the option to elect to have their contributions deducted from their paycheck on a before-tax and/or after-tax basis (as Roth contributions). The combined total of before-tax and Roth contributions may not exceed 75% of eligible compensation, up to the IRS limit. Participants age 50 and older whose elective contributions have reached the IRS limit are permitted under the Plan to make catch-up contributions up to the IRS catch-up contribution limit. Effective August 16, 2013, catch-up contributions can also be made on a before-tax and/or after-tax basis. All participant contributions are deposited in the Plan semimonthly.

U.S. Bank 401(k) Savings Plan

Notes to Financial Statements (continued)

1. Description of the Plan (continued)

The Company makes a matching contribution equal to 100% of each participant’s contribution up to 4% of the participants’ annual eligible compensation. A participant becomes eligible for an employer matching contribution on the first day of the month following completion of one full year of service in which the participant has worked at least 1,000 hours. The employer matching contribution is deposited in the Plan annually and is initially invested in eligible participants’ accounts based on their future contribution investment elections. Participants can subsequently change how their matching contributions are invested at any time. The employer contribution receivable represents the Company’s matching contribution for 2014, which was deposited in the Plan in January 2015.

Benefits Paid to Participants

The forms of distribution offered by the Plan are a partial or total lump sum payment.

Participant Loans

The Plan contains provisions allowing participants to borrow from their accounts. Participants may have only two loans outstanding at a time. The minimum loan is $1,000 and the maximum is the lesser of 50% of the participant’s account balance or $50,000 minus the participant’s highest outstanding loan balance during the past 12 months. The loans bear interest at 1% above the prime interest rate at the date of issuance as determined monthly by the plan administrator. Principal and interest is paid ratably through semi-monthly payroll deductions. If a participant terminates employment with the Company, the loan is due within 90 days of the date of termination. If the loan is not repaid by the last day of the quarter following the quarter in which it was due, it will be treated as a distribution to the participant. A participant may elect to continue to make loan payments on a monthly basis after their employment terminates to avoid having their loan treated as a distribution.

Plan Investments

The Plan includes an employee stock ownership plan (“ESOP”) fund. All participant and employer matching contributions credited to a participant’s account that are invested in qualifying employer securities are invested in the ESOP fund. The primary purpose of the ESOP fund is to benefit participants and beneficiaries by obtaining and retaining for them a position of equity ownership in the Company. Dividends paid on qualifying employer securities held in the ESOP are either reinvested in the ESOP or paid directly to the participant, at their election.

U.S. Bank 401(k) Savings Plan

Notes to Financial Statements (continued)

1. Description of the Plan (continued)

Plan Transfer

The Company acquired Syncada, LLC in September 2013. The Syncada 401(k) Savings Plan was terminated as of October 1, 2013. Effective November 29, 2013, the account balances of the acquired employees employed by the Company, with total assets of $13,113,086, were transferred into the Plan. The net assets transferred to the Plan are reflected on the statement of changes in net assets available for benefits as a transfer from plan of acquired company.

Plan Termination

Although it has not expressed any intention to do so, the Company has the right to suspend or terminate the Plan at any time by action of its Board of Directors subject to the provisions of ERISA. In the event of a termination of the Plan, all participant account balances remain fully vested and are eligible for distribution.

2. Significant Accounting Policies

Accounting Method

The financial statements of the Plan are prepared using the accrual method of accounting under U.S. generally accepted accounting principles.

Investment Valuation and Income Recognition

Investments are stated at fair value. See Note 5 for a discussion of fair value measurements.

Per applicable authoritative accounting guidance, investment contracts held by a defined contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan.

Purchases and sales of securities are recorded on a trade-date basis. If a trade is open at the end of the year, a receivable for securities sold but not yet settled or a payable for securities purchased but not yet settled is reflected in the statement of net assets available for benefits. Dividends are recorded on the ex-dividend date.

U.S. Bank 401(k) Savings Plan

Notes to Financial Statements (continued)

2. Significant Accounting Policies (continued)

Brokers’ commissions and other expenses incurred upon the purchase of corporate stock are included in the cost of the corporate stock. Brokers’ commissions and other expenses incurred upon the sale of corporate stock are reflected as a reduction in the proceeds from the sale.

The change from the beginning to the end of the year in the difference between current value and the cost of investments is reflected in the statement of changes in net assets available for benefits as net appreciation or depreciation in fair value of investments.

The net gain (loss) on sales of investments is the difference between the proceeds received and the average cost of investments sold and is also reflected in the statement of changes in net assets available for benefits in net appreciation or depreciation in fair value of investments.

Notes Receivable From Participants

Notes receivable from participants represent participant loans that are recorded at their unpaid principal balance plus any accrued but unpaid interest. Interest income on notes receivable from participants is recorded when it is earned. Related fees are paid by participants who borrow from their accounts. If a participant ceases to make loan payments and the Plan Sponsor deems the loan to be a distribution, the participant loan balance is reduced, and a benefit payment is recorded. Accordingly, no allowance for credit losses has been recorded as of December 31, 2014 or 2013.

Administrative Expenses

Recordkeeping, investment management, trust, consulting, audit, and other administrative fees are paid by the Plan and are recorded as administrative expenses as incurred.

Payment of Benefits

Benefit payments are recorded when paid.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates and assumptions.

U.S. Bank 401(k) Savings Plan

Notes to Financial Statements (continued)

2. Significant Accounting Policies (continued)

Risks and Uncertainties

The Plan’s investments are exposed to various risks, such as interest rate, market, and credit risks. Due to the level of risk associated with certain investments and the level of uncertainty related to changes in the values of investments, it is at least reasonably possible that changes in risks in the near term would materially affect participants’ account balances and the amounts reported in the statement of net assets available for benefits and the statement of changes in net assets available for benefits.

3. Stable Value Fund

The Plan offers a stable value investment option, the U.S. Bank Stable Value Fund (the Fund). The Plan’s investment advisory agreement with its third party investment manager specifies the type and percentage of underlying investments that are appropriate for the Fund. The Fund invests in fully-benefit responsive investment contracts, including synthetic guaranteed investment contracts (“GIC”) and a separate account GIC issued by insurance companies and consists of insurance contracts and wrapper contracts, and short-term investments.

The synthetic GICs consist of two parts: an underlying investment owned directly by the Plan and a wrapper contract purchased from an insurance company. The wrapper contract guarantees full payment of principal and interest. The wrapper contract amortizes realized and unrealized gains and losses on the underlying fixed income investments, typically over the duration of the investments, through adjustments to the future interest crediting rate. These investments are credited with earnings on the underlying investments and charged for participant withdrawals and administrative expenses. The insurance company guarantees that all qualified participant withdrawals will be at contract value. The interest crediting rates on these investments are reset at least quarterly and will never be less than zero percent.

The separate account GIC is an investment in a segregated account of assets maintained by an insurance company for the benefit of the investors. The total return of the segregated account assets supports the separate account GIC return. The interest crediting rate on this investment is reset at least quarterly and will never be less than zero percent.

Gains and losses in the fair value of the underlying investments, relative to the wrapper contract value, are represented on the statement of net assets available for benefits as “adjustment from fair value to contract value for fully benefit-responsive investment contracts”. If the adjustment is positive, this means the wrapper contracts’ values are greater than the fair value of the underlying investments. If the adjustment is negative, this means the wrapper contracts’ values are less than the fair value of the underlying investments.

U.S. Bank 401(k) Savings Plan

Notes to Financial Statements (continued)

3. Stable Value Fund (continued)

The statement of net assets available for benefits is prepared on a basis that reflects income credited to participants in the Plan and realized and unrealized gains and losses on the underlying investments.

The average yield earned on the stable value investment option, based on actual earnings, was 1.58% as of December 31, 2014, and 1.60% as of December 31, 2013. The average yield earned on the stable value investment option, based on the interest rate credited to participants, was 1.65% as of December 31, 2014, and 1.51% as of December 31, 2013.

Certain events may limit the ability of the Plan to transact at contract value with the issuer. Such events include:

•	Material amendments to plan documents or the Plan’s administration

•	Changes to the participating Plan’s competing investment options, including the elimination of equity wash provisions

•	Complete or partial termination of the Plan, including merger with another plan

•	The failure of the Plan to qualify for exemption from federal income taxes or any required prohibited transaction exemption under ERISA

•	Bankruptcy of the Plan Sponsor or other plan sponsor event that causes a significant withdrawal from the Plan

•	Any change in law, regulation, ruling, administrative or judicial position, or accounting requirement applicable to the Plan

•	The delivery of any communication to plan participants designed to influence a participant not to invest in the investment option

At this time, the Plan Sponsor does not believe that the occurrence of any such market value event that would limit the Plan’s ability to transact at contract value with participants is probable.

U.S. Bank 401(k) Savings Plan

Notes to Financial Statements (continued)

3. Stable Value Fund (continued)

The Fund owns units of the Wells Fargo Short Term Investment Fund S and Wells Fargo Stable Value Fund G, both of which serve as the Fund’s short-term liquidity vehicle.

The following table represents a listing of the underlying GICs held by the Plan and a reconciliation from fair value to contract value at December 31:

Issuer	Moody’s/ S&P Ratings	Yield	Fair Value	Wrapper Contract Fair Value	Adjustment to Contract Value	Contract Value
2014
American General Life Insurance Company Contract Number 1650008	A2/A+	1.54%	$84,191,849	$—	$(343,801)	$83,848,048
Metropolitan Life Insurance Company Contract Number 32372	Aa3/AA-	2.25%	84,311,664	88,287	(2,120,933)	82,279,018
Prudential Life Insurance Company Contract Number GA-62309	A1/AA-	1.49%	93,917,699	—	(284,949)	93,632,750
Voya Retirement Insurance and Annuity Co Contract Number 60305	A3/A-	2.06%	84,673,207	—	(1,127,503)	83,545,704

			$347,094,419	$88,287	$(3,877,186)	$343,305,520

2013
American General Life Insurance Company Contract Number 1650008	A2/A+	1.18%	$63,691,628	$—	$55,415	$63,747,043
ING Life Insurance and Annuity Company Contract Number 60305	A3/A-	2.32%	81,657,820	—	58,225	81,716,045
Metropolitan Life Insurance Company Contract Number 32372	Aa3/AA-	2.17%	80,693,854	64,423	(235,549)	80,522,728
Prudential Life Insurance Company Contract Number GA-62309	A1/AA-	1.32%	90,240,682	—	222,784	90,463,466

			$316,283,984	$64,423	$100,875	$316,449,282

U.S. Bank 401(k) Savings Plan

Notes to Financial Statements (continued)

4. Investments

For the years ended December 31, 2014 and 2013, the Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated in fair value as follows:

	Year Ended December 31,
	2014	2013
Mutual funds	$55,823,310	$158,694,863
Corporate stock	147,591,466	306,485,241
Collective investment funds, 103-12 investment entity and pooled separate account	126,010,234	348,036,793
Life insurance policies	2,353	2,291

	$329,427,363	$813,219,188

The fair values of individual investments that represent 5% or more of the Plan’s net assets are as follows:

	December 31,
	2014	2013
U.S. Bancorp common stock	$1,360,017,314	$1,354,201,455
Vanguard Institutional Index Fund	499,754,412	405,969,467

5. Fair Value Measurements

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. A fair value measurement reflects all of the assumptions that market participants would use in pricing the asset, including assumptions about the risk inherent in a particular valuation technique, the effect of a restriction on the sale or use of an asset or liability and the risk of nonperformance.

U.S. Bank 401(k) Savings Plan

Notes to Financial Statements (continued)

5. Fair Value Measurements (continued)

The Plan groups its assets measured at fair value into a three-level hierarchy for valuation techniques used to measure assets at fair value. This hierarchy is based on whether the valuation inputs are observable or unobservable. These levels are:

•	Level 1 – Quoted prices in active markets for identical assets. Level 1 includes mutual funds and corporate stocks.

•	Level 2 – Observable inputs other than Level 1 prices, such as quoted market prices for similar assets; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets. Level 2 includes collective investment funds, a 103-12 investment entity, a pooled separate account and life insurance policies.

•	Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets. The Plan had no Level 3 investments during 2014 or 2013.

If the Plan were to change its valuation inputs for measuring financial assets and liabilities at fair value, either due to changes in current market conditions or other factors, it may need to transfer those assets or liabilities to another level in the hierarchy based on the new inputs used. The Plan would recognize these transfers at the end of the reporting period in which the transfers occurred. During the years ended December 31, 2014 and 2013, there were no transfers of financial assets or financial liabilities between the hierarchy levels.

U.S. Bank 401(k) Savings Plan

Notes to Financial Statements (continued)

5. Fair Value Measurements (continued)

The following section is a description of the valuation techniques and inputs used by the Plan to measure each major class of assets at fair value. During 2014 and 2013, there were no changes to the valuation techniques used by the Plan to measure fair value. There were no unfunded commitments related to these investments for the years ended December 31, 2014 and 2013.

Mutual funds: Valued at the daily closing price as reported by the fund. Mutual funds held by the Plan are open-ended mutual funds that are registered with the Securities and Exchange Commission. These funds are required to publish their daily net asset value (“NAV”) and to transact at that price. The mutual funds held by the Plan are deemed to be actively traded.

Corporate stocks: Valued at the last reported sales price of the year in the national security exchange in which the individual securities are traded.

Collective investment funds: Valued using the NAV provided by the trustee of the fund. The NAV is used as a practical expedient to estimate fair value. The NAV is based on the fair value of the underlying investments held by the fund less its liabilities.

103-12 investment entity (an investment entity that holds the assets of two or more plans which are not members of a related group or employee benefit plan): Valued using the NAV provided by the trustee of the fund. The NAV is used as a practical expedient to estimate fair value. The NAV is based on the fair value of the underlying investments held by the fund less its liabilities.

Pooled separate account: Valued using the NAV provided by the custodian of the fund. The NAV is used as a practical expedient to estimate fair value. The NAV is based on the fair value of the underlying investments held by the fund less its liabilities.

Life insurance policies: Valued at cash surrender value per insurance company at year-end.

U.S. Bank 401(k) Savings Plan

Notes to Financial Statements (continued)

5. Fair Value Measurements (continued)

As required by applicable authoritative accounting guidance, the level in the fair value hierarchy within which the fair value measurement of the asset in its entirety is classified is based on the lowest-level input that is significant to the fair value measurement in its entirety.

The following table summarizes the Plan’s investment assets measured at fair value at December 31:

	Level 1	Level 2	Total
2014
Mutual funds:
Domestic equity	$86,423,018	$—	$86,423,018
International equity	43,898,391	—	43,898,391
Index(a)	919,808,160	—	919,808,160
Fixed income	205,011,366	—	205,011,366
Money market	6,194,129	—	6,194,129

	1,261,335,064	—	1,261,335,064
Corporate stocks:
Domestic large cap	1,360,017,314	—	1,360,017,314
Domestic small cap	5,188,715	—	5,188,715

	1,365,206,029	—	1,365,206,029
Collective investment funds:
Domestic equity(b)	—	648,511,210	648,511,210
International equity(c)	—	41,959,411	41,959,411
Target retirement date(d)	—	1,258,318,823	1,258,318,823
Fixed income(e)	—	320,759,364	320,759,364

	—	2,269,548,808	2,269,848,808
103-12 investment entity:
International equity(c)	—	43,835,605	43,835,605
Pooled separate account:
Fixed income(e)	—	84,399,951	84,399,951
Life insurance policy		11,870	11,870

Total	$2,626,541,093	$2,397,796,234	$5,024,337,327

U.S. Bank 401(k) Savings Plan

Notes to Financial Statements (continued)

5. Fair Value Measurements (continued)

	Level 1	Level 2	Total
2013
Mutual funds:
Domestic equity	$92,754,139	$—	$92,754,139
International equity	83,379,919	—	83,379,919
Index(a)	723,661,524	—	723,661,524
Fixed income	212,519,969	—	212,519,969
Money market	6,202,130	—	6,202,130

	1,118,517,681	—	1,118,517,681
Corporate stocks:
Domestic large cap	1,354,201,455	—	1,354,201,455
Domestic small cap	4,148,162	—	4,148,162

	1,358,349,617	—	1,358,349,617
Collective investment funds:
Domestic equity(b)	—	672,315,695	672,315,695
International equity(c)	—	42,638,560	42,638,560
Target retirement date(d)	—	1,042,195,996	1,042,195,996
Fixed income(e)	—	332,513,229	332,513,229

	—	2,089,663,480	2,089,663,480
Pooled separate account:
Fixed income(e)	—	80,758,277	80,758,277
Life insurance policies	—	52,578	52,578

Total	$2,476,867,298	$2,170,474,335	$4,647,341,633

(a)	This category includes U.S. and non-U.S. equity funds and a U.S. bond fund.

(b)	This category includes investments in equity securities of U.S. companies with an objective to achieve a return higher than the S&P 500 Index, for the large cap investments, and the Russell 2500 Index, for the small and mid cap investments. There are currently no redemption restrictions on these investments.

(c)	This category includes investments in large cap equity securities of non-U.S. companies primarily located in developed countries, with an objective to achieve a return higher than the MSCI EAFE Index. There are currently no significant redemption restrictions on these investments.

U.S. Bank 401(k) Savings Plan

Notes to Financial Statements (continued)

5. Fair Value Measurements (continued)

(d)	This category includes investments in highly diversified funds designed to remain appropriate for investors in terms of risk throughout a variety of life circumstances. These collective investment funds share the common goal of first growing and then later preserving principal and contain a mix of U.S. and non-U.S. equity securities, U.S. and non-U.S.-issued bonds, and cash. There are currently no redemption restrictions on these investments.

(e)	This category includes funds designed to protect capital with low-risk investments and includes cash, bank notes, corporate notes, government bills, various short-term debt instruments and fully benefit-responsive investment contracts. There are currently no redemption restrictions on these investments, except for one of the investments, for which the Plan is required to provide a one-year redemption notice to liquidate its entire share in the fund. Certain investments’ fair value differs from the contract value. As previously discussed in Note 3, contract value is the relevant measurement attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan.

6. Reconciliation of Financial Statements to the Form 5500

The following is a reconciliation of net assets available for benefits per the financial statements to Form 5500:

	December 31
	2014	2013
Net assets available for benefits per the financial statements	$5,262,969,783	$4,876,450,337
Adjustment from fair value to contract value for fully benefit-responsive investment contracts	4,588,189	448,754

Net assets available for benefits per Form 5500	$5,267,557,972	$4,876,899,091

U.S. Bank 401(k) Savings Plan

Notes to Financial Statements (continued)

7. Transactions With Parties in Interest

The Plan allows for transactions with certain parties who may perform services or have fiduciary responsibilities to the Plan. Parties in interest include the Company and U.S. Bank National Association (the Trustee). Transactions involving funds administered by the Trustee are considered party-in-interest transactions. These transactions, based on customary and reasonable rates, are not, however, considered prohibited transactions under 29 CFR 408(b) of the ERISA regulations.

The Plan invests in the common stock of the Company. At December 31, 2014 and 2013, the Plan held 30,256,225 and 33,519,838 shares, respectively, of U.S. Bancorp common stock. During the years ended December 31, 2014 and 2013, the Plan recorded dividend income from U.S. Bancorp common stock of $30,388,046 and $31,753,797, respectively.

The Plan also invests in a money market mutual fund of First American Funds, Inc., which is managed by the Company.

8. Tax Status

The Plan has received a determination letter from the IRS dated September 16, 2013, stating that the Plan is qualified under Section 401(a) of the Code and, therefore, the related trust is exempt from taxation. Subsequent to this determination by the IRS, the Plan was amended. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The plan administrator believes the Plan is being operated in compliance with the applicable requirements of the Code and, therefore, believes that the Plan, as amended, is qualified and the related trust is tax-exempt.

Accounting principles generally accepted in the United States require plan management to evaluate uncertain tax positions taken by the Plan. The financial statement effects of a tax position are recognized when the position is more likely than not, based on the technical merits, to be sustained upon examination by the IRS. The Plan Sponsor has analyzed the tax positions taken by the Plan and has concluded that as of December 31, 2014, there are no uncertain positions taken or expected to be taken. The Plan has recognized no interest or penalties related to uncertain tax positions. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. The Plan Sponsor believes it is no longer subject to income tax examinations for years prior to 2011.

Supplemental Schedule

U.S. Bank 401(k) Savings Plan

EIN #41-0255900             Plan #004

Schedule H, Line 4i – Schedule of Assets (Held at End of Year)

December 31, 2014

Identity of Issuer, Borrower, Lessor, or Similar Party	Description of Investment, Including Maturity Date, Rate of Interest, Par, or Maturity Value		Current Value

Mutual funds
Cramer Rosenthal McGlynn, LLC	5,807,998	shares of Small/Mid Cap Value Fund	$86,423,018
Dodge & Cox	1,042,470	shares of International Stock Fund	43,898,391
First American Funds, Inc(1)	6,194,129	shares of Prime Obligations Fund	6,194,129
Metropolitan West Asset Management, LLC	19,942,740	shares of Total Return Bond Fund	205,011,366
Vanguard	7,306,806	shares of Developed Markets Index Fund	139,194,657
	1,172,695	shares of Extended Market Index Fund	192,744,173
	2,648,688	shares of Institutional Index Fund	499,754,412
	8,106,248	shares of Total Bond Market Index Fund	88,114,918

Total mutual funds			1,261,335,064

Corporate stock
U.S. Bancorp(1)	30,256,225	shares of common stock	1,360,017,314
Piper Jaffray Companies	89,322	shares of common stock	5,188,715

Total corporate stock			1,365,206,029

Collective investment funds
American Century Investments	3,047,161	units of Non U.S. Growth Equity Fund	41,959,411
The Boston Co Asset Management, LLC	5,383,831	units of EB US Small-Mid Cap Value Equity Fund	87,110,386
Columbia Management Investment Advisors, LLC	12,603,610	units of Trust Focused Large Cap Growth Fund	140,278,177
NWQ Investment Management Co, LLC	4,026,478	units of Large Cap Value Fund	116,204,161
Principal Global Investors	439,861	units of Small Mid Cap Growth Equity Fund	79,168,818
Rainier Investment Management, Inc	8,495,003	units of Large Cap Equity Fund	138,213,692
Vanguard	418,683	units of Target Retirement 2010 Trust Plus	16,265,832
	2,766,866	units of Target Retirement 2015 Trust Plus	113,247,815
	5,084,132	units of Target Retirement 2020 Trust Plus	216,126,451
	5,159,979	units of Target Retirement 2025 Trust Plus	225,233,064
	4,073,413	units of Target Retirement 2030 Trust Plus	182,692,565
	3,428,619	units of Target Retirement 2035 Trust Plus	157,785,054
	2,702,548	units of Target Retirement 2040 Trust Plus	126,263,061
	2,368,121	units of Target Retirement 2045 Trust Plus	110,662,296
	1,430,122	units of Target Retirement 2050 Trust Plus	66,901,124
	469,310	units of Target Retirement 2055 Trust Plus	21,940,249
	252,001	units of Target Retirement 2060 Trust Plus	7,086,267
	381,694	units of Target Retirement Income Trust Plus	14,115,045
Wells Fargo Bank, N.A.	13,151,644	units of Fixed Income Fund F(2)	177,685,281
Wells Fargo Bank, N.A.	7,151,048	units of Fixed Income Fund L(2)	85,097,474
Wells Fargo Bank, N.A.	6,479,649	units of Short Term Investment Fund S(2)	6,479,649
Wells Fargo Bank, N.A.	982,658	units of Stable Return Fund G(2)	51,496,960
William Blair & Company, LLC	5,285,989	units of Small Cap Growth Fund	87,535,976

Total collective investment funds			2,269,548,808

103-12 investment entity
Vontobel Asset Management, Inc	4,010,577	units of International Equity Fund	43,835,605

U.S. Bank 401(k) Savings Plan

EIN #41-0255900             Plan #004

Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issuer, Borrower, Lessor, or Similar Party	Description of Investment, Including Maturity Date, Rate of Interest, Par, or Maturity Value		Current Value

Pooled separate account
Metropolitan Life Insurance Company	695,355	units of Metlife Separate Account #613(2)	84,399,951

Life insurance policy
New England Mutual Life Insurance Co	1	policy	11,870

Total Investments			5,024,337,327

Participant loans (1)		Principal loan amount, interest rates ranging from 4.25% to 10.50% with varied maturities from January 15, 2015 to January 30, 2030	113,339,935

Total Assets			$5,137,677,262

(1)	Denotes party in interest to the Plan.
(2)	Investment held by the U.S. Bank Stable Value Fund.